Exhibit 10.39

FREEPORT-MCMORAN COPPER & GOLD INC.

2005 SUPPLEMENTAL EXECUTIVE CAPITAL
ACCUMULATION PLAN

(As Amended and Restated Effective January 1, 2009)

TABLE OF CONTENTS

Page

ARTICLE I -- DEFINITIONS	2

1.00	Account or Accounts	2
1.01	Compensation	2
1.02	Beneficiary	2
1.03	Board of Directors	2
1.04	Committee	2
1.05	Company	2
1.06	Contribution	2
1.07	Core Company	3
1.08	Employee	3
1.09	Employer	3
1.10	FCX-ECAP	3
1.11	Internal Revenue Code or Code	3
1.12	Participant	3
1.13	Participating Company	3
1.14	Plan	3
1.15	Plan Year	3
1.16	Separation from Service	3
1.17	Specified Employee	4
1.18	Value Determination Date	4

ARTICLE II -- ELIGIBILITY	4

2.00	Eligible Employee for Basic and Matching Contribution	4
2.01	Automatic Eligibility for Enhanced Company Contribution Credit	5
2.02	Automatic Eligibility for Excess Section 415 Amounts	5
2.03	Automatic Eligibility for Excess Section 401(a)(4) Amounts	5

ARTICLE III -- FCX-SECAP BASIC CREDITS	5

3.00	Deferral Election	5
3.01	Earnings	6

ARTICLE IV -- OTHER FCX-SECAP CREDITS	6

4.00	FCX-SECAP Company Matching Contribution Credit	6
4.01	FCX-SECAP Enhanced Company Contribution Credits	6

ARTICLE V -- VALUATION OF A PARTICIPANT’S INTEREST IN A FUND	7

5.00	Annual Statements	7
5.01	Valuation	7

ARTICLE VI -- PAYMENTS	7

6.00	Distribution Upon Separation from Service	7
6.01	Timing of Payment	8
6.02	Distribution Upon Death	8
6.03	Form of Payments	8
6.04	Loans Prohibited	8
6.05	Transition Period Elections	8

i

ARTICLE VII -- VESTING AND FORFEITURES	9

7.00	Vesting and Forfeitures	9
7.01	Restoration of Forfeitures	9

ARTICLE VIII -- ADMINISTRATION	10

8.00	Committee	10
8.01	Notices, Statements, Etc.	10
8.02	Indemnification	10
8.03	Bookkeeping Accounts	10
8.04	Determination of Eligibility	11

ARTICLE IX -- CLAIMS PROCEDURES	11

9.00	Claims Procedures	11

ARTICLE X -- GENERAL PROVISIONS	12

10.00	Beneficiary Designation; Change	12
10.01	Status of the Plan	12
10.02	Not a Contract of Employment	12
10.03	Unsecured General Creditor	13
10.04	Amendment and Termination	13
10.05	Non-Assignability	14
10.06	Offset	14
10.07	Governing Law	14

ii

FREEPORT-MCMORAN COPPER & GOLD INC.
2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN
(As Amended and Restated Effective January 1, 2009)

Recitals

WHEREAS, Freeport-McMoRan Copper & Gold Inc. adopted the Freeport-McMoRan Copper & Gold Inc. Supplemental Executive Capital Accumulation Plan for the benefit of selected employees effective of January 1, 1996 and the Plan was renamed, effective January 1, 2008 as the Freeport-McMoRan Copper & Gold Inc. 1996 Supplemental Executive Accumulation Plan (“FCX 1996-SECAP”);

WHEREAS, a wholly owned subsidiary of the Company, FM Services Company (“FMS”), adopted the FM Services Company Supplemental Capital Executive Accumulation Plan (“FMS-SECAP”) for the benefit of selected employees effective January 1, 1996 and the Plan was renamed, effective January 1, 2008 as the FM Services Company 1996 Supplemental Executive Capital Accumulation Plan (“FMS 1996-SECAP”);

WHEREAS, the FMS 1996-SECAP merged into the FCX 1996-SECAP effective January 1, 2008, with the FCX 1996-SECAP surviving the merger, and all contributions made and benefits earned and vested as of December 31, 2004, along with all earnings attributable thereto, are maintained in the FCX 1996-SECAP;

WHEREAS, Freeport-McMoRan Copper & Gold Inc. (the “Company”), established and maintains the Freeport-McMoRan Copper & Gold Inc. 2005 Supplemental Executive Capital Accumulation Plan, effective as of January 1, 2008 (the “FCX-SECAP or Plan”), in response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to provide deferred compensation benefits earned or vested after December 31, 2004, with all earnings attributable thereto, for the benefit of the eligible employees of the Company and any Participating Employer; and

WHEREAS, the Company desires to amend and restate the FCX-SECAP to comply with the applicable requirements under the final regulations issued under Code Section 409A, which regulations are effective as of January 1, 2009, and to make other revisions and clarifications;

NOW, THEREFORE, effective as of January 1, 2009, the Company hereby amends, restates and continues the FCX-SECAP as herein set forth:

ARTICLE I --DEFINITIONS

Unless otherwise required by the context, wherever used herein:

1.00 Account or Accounts means the Basic Credits Account, Company Savings Contribution Credits Account, Company Matching Contribution Credits Account, and Enhanced Company Contribution Credits Account reflecting amounts earned or vested after December 31, 2004, with all earnings attributable thereto.

1.01 Compensation

(a)	Basic Compensation means Participant’s Basic Compensation, as defined in the FCX-ECAP.

(b)	Pensionable Compensation means the Participant’s Pensionable Compensation as defined in the FCX-ECAP.

1.02 Beneficiary means the person or entity designated by the Participant on forms furnished by the Committee to receive benefits under this Plan upon the Participant’s death.

1.03 Board of Directors means the Board of Directors of the Company.

1.04 Committee means a Committee appointed by the Board of Directors consisting of one to three members of the Board or officers of the Company.

1.05 Company means Freeport-McMoRan Copper & Gold Inc. (“FCX”) or any Company that is a successor as a result of a merger, consolidation, liquidation, transfer of assets, or reorganization.

1.06 Contribution means the following amounts credited for bookkeeping purposes to the Participant’s Account or Accounts:

(a)	Basic Credits means amounts credited to a Participant's Account pursuant to Section 3.00 of this Plan.

(b)	Company Savings Contribution Credits means matching contributions made by a Participating Company on behalf of a Participant for Basic Credits deferred prior to 2009.

(c)	Company Matching Contribution Credits means matching contributions made by a Participating Company on behalf of a Participant pursuant to Section 4.00 of this Plan.

(d)	Enhanced Company Contribution Credits means amounts that would be contributed to the FCX-ECAP as Enhanced Company Contribution but for the limits imposed by the Internal Revenue Code.

(e)
DC Adjustment Contribution Credits means amounts that were contributed to the FCX-SECAP and FMS-SECAP as DC Adjustment Contribution for a period of sixty (60) months starting in July, 2000.  The DC Adjustment Contribution Credits are accounted for in the Participant’s Enhanced Company Contribution Credits Account.

1.07 Core Company means McMoRan Oil & Gas Co. and its affiliates, McMoRan Exploration Co. and its affiliates and Stratus Properties Inc. and its affiliates.

1.08 Employee means an Employee as defined in the FCX-ECAP.

1.09 Employer means the Company and all entities with whom the Company would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all entities with whom the Company would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control).

1.10 FCX-ECAP means the Freeport-McMoRan Copper & Gold Inc. Employee Capital Accumulation Program maintained by the Company, as may be amended from time to time.

1.11 Internal Revenue Code or Code means the Internal Revenue Code of 1986, as amended from time to time.

1.12 Participant means an Employee or former Employee for whom an Account in the Plan is maintained.

1.13 Participating Company means the Company, FM Services Company, Freeport-McMoRan Corporation and any corporation that has been designated by the Board of Directors or its delegates as a Participating Company for the employees of which the benefits of this Plan are available.

1.14 Plan means this Freeport-McMoRan Copper & Gold Inc. 2005 Supplemental Executive Capital Accumulation Plan, as amended and restated effective January 1, 2009, (“FCX-SECAP” or “Plan”).

1.15 Plan Year means the twelve (12) month period beginning on January 1st and ending each December 31 during which the Plan is in effect.

1.16 Separation from Service means a termination of employment with the Employer in such a manner as to constitute a “separation from service” as defined under Treasury Regulations Section 1.409A-1(h), for any reason other than death.

Whether a termination of employment has occurred is determined based upon whether the facts and circumstances indicate that the Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

An unpaid bona fide leave of absence is disregarded in determining the average level of bona fide services during the 36 month period (or, if employed less than 36 months, such lesser period) and a paid bona fide leave is considered at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave.

Facts and circumstances to be considered in making a determination of Separation from Service include, but are not limited to, whether the Employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated Employees have been treated consistently, and whether the Employee is permitted and realistically available to perform services for other service recipients in the same line of business.

An Employee is presumed to have separated from service where the level of bona fide services decrease as described above.  An Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more over the immediately preceding 36-month period.  No presumption applies to a decrease that is more than 20% and less than 50%.  This presumption is rebuttable if an Employee must return to employment due to business circumstances, such as the termination of the employee’s replacement.

A Separation from Service has not occurred while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period does not exceed six months, or if longer, so long as the Employee retains the right to reemployment with the Employer under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.  A 29-month period may be substituted for the six-month period for certain medical leaves of absence.

Treasury Regulation Section 1.409A-1(h)(1) definitions of “separation from service”, leave of absence, and termination of employment are incorporated herein.

1.17 Specified Employee shall mean a Participant who is a key employee of the Employer under Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board of Directors of the Company or delegate, or by operation of law or such regulation.

1.18 Value Determination Date means any business date specified by the Company but no less frequently than on a monthly basis.

ARTICLE II --ELIGIBILITY

2.00 Eligible Employee for Basic and Matching Contribution. An Employee is eligible to make Basic Contribution Credits and receive Matching Contribution Credits if he or she (a) had annualized Basic Compensation equal to or greater than the Code Section 401(a)(17)

dollar limit in a prior year or (b) was previously a participant in a  Core Company’s nonqualified deferred compensation plan which is comparable to this Plan as determined by the Committee.

2.01 Automatic Eligibility for Enhanced Company Contribution Credit.  An Employee will automatically become eligible for Enhanced Company Contribution Credits when his or her Pensionable Compensation exceeds the Code Section 401(a)(17) dollar amount.

2.02 Automatic Eligibility for Excess Section 415 Amounts.  Any Employee who would receive contributions under the FCX-ECAP but for the limits imposed by Code Section 415 shall automatically become a Participant eligible for the Enhanced Company Contribution Credits.

2.03 Automatic Eligibility for Excess Section 401(a)(4) Amounts.  Any Employee who would receive Enhanced Company Contributions under the FCX-ECAP but for concerns by the Participating Company, as described in Section 4.01(c) herein, that such contributions will cause the FCX-ECAP to be discriminatory under Code Section 401(a)(4), shall automatically become a Participant eligible for the Enhanced Company Contribution Credit.

ARTICLE III --FCX-SECAP BASIC CREDITS

3.00 Deferral Election

(a)
Basic Credits Deferral Election.  Each Eligible Employee (as defined in Section 2.00) may elect prior to the first day of each Plan Year to defer a percentage of his Basic Compensation for each pay period in which the Eligible Employee’s deferrals under the FCX-ECAP have ceased due to application of Code Sections 401(a)(17) and 402(g) and, if elected by the Participant, Code Section 414(v). The Code Section 401(a)(17) amount for Plan Year 2009 is $245,000, the Code Section 402(g) amount for Plan Year 2009 is $16,500 and the Code Section 414(v) amount for Plan Year 2009 is $5,500.  The amount of allowable deferral pursuant to the Participant’s election shall be a minimum of one (1) percent, and in increments of at least one-half of one percent (1/2%), but not to exceed twenty percent (20%).  Further, the elected deferral must be the same percentage such Employee elected to defer into the FCX-ECAP.

(b)
Irrevocable Election.  Once a Plan Year has begun, Participant elections shall be irrevocable. Notwithstanding, as permitted by Treasury Regulation Section 1.409A-3(j)(4)(viii), a Participant’s deferral election is cancelled as required by the FCX-ECAP to receive a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).  If a Participant discontinues a deferral election, he will not be permitted to elect to make deferrals again until open enrollment for the succeeding Plan Year.

If a Participant is authorized by the Participating Company for any reason to take an unpaid leave of absence from the employment of the Participating Company, the Participant shall be excused from making deferrals until the Participant returns to a paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year.  If no election was made for that Plan Year, no deferral shall be withheld.

(c)
Duration of Deferral Election.  A Basic Credits Election Form shall be executed prior to the beginning of the Plan Year to which the agreement relates and shall be effective only for the Plan Year to which it relates.

3.01 Earnings.  The Participant's Basic Credits shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

ARTICLE IV --OTHER FCX-SECAP CREDITS

4.00 FCX-SECAP Company Matching Contribution Credit.

(a)
For each dollar of Basic Credits that the Eligible Employee contributes to the Plan pursuant to his or her Basic Credits Deferral Election, the Participating Company shall deem set aside an amount (“Company Matching Contribution Credits”) equal to the amount of Participating Company Matching Contributions that would have been made under the FCX-ECAP if the Participant’s Basic Credits had been made to the FCX-ECAP instead of being credited to this Plan.  Prior to 2009, Company Matching Contribution Credits were named Company Savings Contribution Credits.

(b)
The Participant's Company Savings Contribution Credits Account and Company Matching Contribution Credits Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

(c)
If an Eligible Employee is hired from a Core Company, he or she will receive the same Company Matching Contribution Credits under Section 4.00(a) of this Plan that he or she would have received under the equivalent provision in the Core Company’s equivalent plan.

4.01 FCX-SECAP Enhanced Company Contribution Credits.

(a)
The Enhanced Company Contribution Credits shall be equal to the percentage determined under the FCX-ECAP times [(A) minus (B)] when (A) equals such Participant’s Pensionable Compensation and (B) equals the Code Section 401(a)(17) dollar limit for the applicable year.

(b)
When the Participating Company determines that amounts scheduled for contribution to the FCX-ECAP as Enhanced Company Contributions for a Participant will exceed the limit imposed by Code Section 415, the

Participating Company shall credit the Participant's Enhanced Company Contribution Credits Account with such excess contributions. Further, if any contributions in excess of Code Section 415 are inadvertently contributed on behalf of a Participant to the FCX-ECAP, and such Participant’s FCX-ECAP accounts are reduced pursuant to the terms of such plan to correct the excess contributions, the amount of such reduction (including any earnings accrued in the FCX-ECAP) shall be credited to the Participant’s applicable Accounts in this Plan as soon as administratively feasible.

(c)
If the Committee determines, upon the advice of the Participating Company’s counsel or actuary, that amounts that would be contributed to the FCX-ECAP as Enhanced Company Contributions for a Participant will cause the FCX-ECAP to be discriminatory under Code Section 401(a)(4), the Participating Company shall credit the Participant’s Enhanced Company Contribution Credits Account with some or all of the Participant’s future FCX-ECAP Enhanced Company Contributions.

(d)
If an Eligible Employee is hired from a Core Company, he or she will receive the same Enhanced Company Contribution Credits that he or she would have received under the equivalent provision in the Core Company’s equivalent plan.

(e)
The Participant’s Enhanced Company Contribution Credits Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.

ARTICLE V --VALUATION OF A PARTICIPANT’S INTEREST IN A FUND

5.00 Annual Statements.  As soon as practicable after the close of each Plan Year (and at such intervals during the Plan Year as may be determined by the Participating Company from time to time), the Participating Company shall deliver to each Participant a statement setting forth the amount credited for bookkeeping purposes to the Participant’s Accounts.

5.01 Valuation.  The value of a Participant’s Accounts shall be based upon the unit value credited to the Accounts as of a Value Determination Date.

ARTICLE VI --PAYMENTS

6.00 Distribution Upon Separation from Service.  Upon Separation from Service, a Participant shall be paid as soon as practicable the total vested value of the Participant’s Accounts provided, however, that if the Participant has elected by timely filing the required notice with the Company to defer payment, the total value of the Participant’s vested Accounts will be paid by February 28th of the year following the year in which such separation occurs.  Notwithstanding, if the Participant is a Specified Employee payment shall not be made earlier than the first business day that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.

6.01 Timing of Payment.

(a)
An Eligible Employee will be provided an opportunity to elect his or her distribution payment date when he makes an election to defer a percentage of his Basic Compensation as described in Section 3.00(a).  Once made, the distribution payment election, or default payment election, shall continue in force indefinitely for all of the Participant’s Accounts, until changed by the Participant on a subsequent election form provided by the Company.  Such subsequent distribution election shall apply only to contributions made with respect to services to be performed in the following Plan Year and future years and until changed again as described in this paragraph.

(b)
An Eligible Employee who is automatically eligible to receive Enhanced Company Contribution Credits prior to his or her eligibility to defer a percentage of his or her Basic Compensation will be deemed to have elected to receive payment upon Separation from Service.  This default payment election will continue in force indefinitely for all of the Participant’s Accounts, until changed by such Participant on an election form provided by the Company. Such subsequent distribution election shall apply only to contributions made with respect to services to be performed in the following Plan Year and future years and until changed again as described in this paragraph.

(c)
Notwithstanding the provisions of Section 6.00(a), a Participant who has terminated employment with the Employer but has continued active employment with a Core Company, shall not be entitled to distribution of his or her Accounts until he or she is no longer employed by a Core Company.

6.02 Distribution Upon Death.  Upon the death of a Participant, the value of the Participant’s Account or Accounts shall be paid in lump sum to the Beneficiary or Beneficiaries, if any, designated by the Participant, or if the Participant is not survived by any such designated Beneficiary, then to the Participant’s estate.  Payment shall be made on or before December 31 of the calendar year in which the death occurs, or if later by the 15th day of the third month following the date of death.  A Beneficiary may not direct when payment is made.

6.03 Form of Payments.  Distribution to a Participant or his or her Beneficiary will be paid in lump sum.

6.04 Loans Prohibited.  No Participant shall be entitled to borrow any portion of the amount credited to the Participant’s Accounts in this Plan.

6.05 Transition Period Elections.

(a)	One-Time Lump Sum Option. A certain Participant whose employment classification changed from common-law employee to independent contractor was offered a one-time option during the period ending

December 31, 2008 to elect to receive a lump sum payment on July 1, 2009, representing the Participant’s entire interest in the Plan.

(b)
409A Transition Election.  A Participant may make a new payment election at any time before December 31 2008, with respect to the time of payment of all elective deferrals and employer contributions earned or vested after December 31, 2004, with all earnings attributable thereto, provided the election does not apply to amounts that would have otherwise been payable in the year the change is made or cause an amount to be paid in the year the change is made that would not otherwise be payable in that year.  Such election will apply indefinitely for all of the Participant’s Accounts until changed in accordance with the procedures described in Section 6.01(a).  The new payment election during the transition period must be received no later than six (6) months prior to a new payment commencement date.

ARTICLE VII --VESTING AND FORFEITURES

7.00 Vesting and Forfeitures.

(a)
Vesting.  A Participant’s interest in his Basic Credits Account shall be 100% vested at all times.  A Participant’s interest in his or her Company Savings Contribution Credits Account shall vest at the same rate as his Company Savings Contribution Account in the FCX-ECAP.  A Participant’s interest in his or her Company Matching Contribution Credits Account shall vest at the same rate as his or her Company Matching Contribution Account in the FCX-ECAP.  A Participant’s interest in his Enhanced Company Contribution Credits Account will vest at the same rate as his or her Enhanced Company Contribution Account in the FCX-ECAP.

(b)
Forfeitures.  A Participant’s non-vested amounts, if any, will forfeit when he or she receives a distribution of vested amounts.  If the Participant does not have any vested amount, his or her Accounts will forfeit at the end of the year in which the Participant terminated employment.

7.01 Restoration of Forfeitures.  Forfeitures may be restored if a Participant elects to repay to the FCX-ECAP the full amount of a distribution he or she previously received (unadjusted by any subsequent gains or losses) from the FCX-ECAP in accordance with such plan’s reemployment rules.  For example, if a Participant repays to the FCX-ECAP the full amount of his or her Company Savings Contribution Account and his forfeited Company Savings Contribution are restored in the FCX-ECAP then his or her Company Savings Contribution Credits (unadjusted by any subsequent gains or losses) under this Plan shall be credited to the Participant’s Company Savings Contribution Credits Account.

ARTICLE VIII --ADMINISTRATION

8.00 Committee.  Effective December 2, 2008, the Board appointed members to the Retirement Plan Administration and Investment Committee (the "Committee").  The Committee shall have the authority to (a) to perform any duties and responsibilities with respect to the Plan as described in the governing documents for the Plan and the related trust, if any; (b) take such actions with respect to the Plan or related trust that, in the judgment of Committee with respect to the Plan, is necessary or desirable with respect to the operation and administration of the Plan, provided that the action or actions do not result in a substantial increase in the estimated annual cost to the corporation and its subsidiaries; (c) to select advisors, legal counsel, accountants, investment managers and other agents to assist in the administration of the Plan or related trust; (d)  hear and resolve all claims for benefits under the Plan and decide all questions and disputes arising under the Plan in accordance with the Claims Procedures described in Article IX; and (e) delegate any of its responsibilities and duties to one or more subcommittees, which shall be constituted of members appointed by the Committee but any such subcommittee may include members who are not members of the Committee.  Subject to the limitations set forth in the Plan, the Committee may from time to time establish and amend uniform and nondiscriminatory rules and regulations for the operation and administration of the Plan.

The operation, administration and determination and answering of all questions arising under or in connection with the Plan shall be the responsibility of the Committee.  The Committee shall have the exclusive right to interpret the Plan and to determine any questions arising under or in connection with the administration of the Plan.  The Committee’s decision or action in respect thereof shall be final and conclusive and binding upon all persons having an interest in the Plan.

8.01 Notices, Statements, Etc.  The Company and other Participating Companies may as a matter of accommodation assist any Employee in the delivery of applications, notices, forms, statements, records, remittances and other documents required or permitted to be served or delivered under the Plan and in doing so will endeavor to exercise ordinary diligence, but shall not be liable for any failure so to do or for any delay in so doing, nor shall any director, officer, or employee of the Company and Participating Companies be personally liable for any act or omission to act in connection with the operation or administration of the Plan except for his or her own willful misconduct or gross negligence.

8.02 Indemnification.  The Company will indemnify and hold harmless the Committee against any cost or expense (including attorney’s fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as Committee, except in the case of willful misconduct or gross negligence.

8.03 Bookkeeping Accounts.  The Company or its duly authorized record keeping agent, as determined by the Company, shall establish and maintain Accounts for each Participant that will separately reflect the amount credited to the Participant attributable to (i) Basic Credits, (ii) Company Savings Contribution Credits, (iii) Company Matching Contribution Credits, and (iv) Enhanced Company Contribution Credits and interest shall be allocated separately with respect to each such Account in a reasonable and consistent manner.

8.04 Determination of Eligibility.  If the Company determines that an Employee is ineligible or becomes ineligible to participate or to continue to participate in the Plan, the Company may terminate Participant’s participation upon ten (10) days’ notice to the Participant.

ARTICLE IX --CLAIMS PROCEDURES

9.00 Claims Procedures.

(a)
Any Participant or Beneficiary (a “Claimant”) who believes that he or she is entitled to a benefit under the Plan which he or she has not received may submit a claim to the Committee. Claims for benefits under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such claim. A claim shall be deemed filed when received by the Committee.

(b)
In the event a claim for benefits is wholly or partially denied by the Committee, the Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s review procedure.

(c)
Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits. Appeal requests under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such appeal. An appeal request shall be deemed filed when received by the Committee.

(d)
The Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred twenty (120) days. The Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.

(e)
The Committee may provide written or electronic notification of any adverse benefit determination.  Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv).

(f)
No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.

ARTICLE X --GENERAL PROVISIONS

10.00 Beneficiary Designation; Change.  A Participant may file with the Company a designation of a Beneficiary or Beneficiaries to receive the value of his or her Account or Accounts on the Participant’s death, and the Participant may from time to time change or revoke any such designation.  The last such designation received by the Company shall be controlling; provided, however, that no designation or change or revocation thereof shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.  To the extent permitted under Code Section 409A and Treasury Regulations and other interpretive guidance issued thereunder, if the Committee is in doubt as to the right of any Beneficiary to receive any amount, the Committee may retain such amount, with liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, in either of which events neither the Committee nor any Participating Company shall be under any further liability to anyone.

10.01 Status of the Plan.  This Plan is not intended to constitute a qualified plan under Section 401(a) of the Code, and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of the ERISA.  The Plan “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with this intent.

10.02 Not a Contract of Employment.  Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever the rights of any Participating Company with respect to the termination of employment of any person, whether or not a Participant, all of which rights shall remain as if the Plan had not been established.

10.03 Unsecured General Creditor.  Notwithstanding anything to the contrary in this Plan, the rights of a Participant or a Participant’s Beneficiary to benefits under this Plan shall be solely those of an unsecured creditor of the Company.  Any assets acquired or held by the Company or funds allocated by the Company in connection with liabilities assumed by the Company pursuant to this Plan shall not be deemed to be held under any trust for the benefit of the Participant or Participant’s Beneficiaries or security for the performance of the Company’s obligations pursuant hereto, but shall be and remain general assets of the Company.

10.04 Amendment and Termination.  It is the expectation of the Company that the Plan will continue indefinitely, but the Company reserves the right by written action of its Board of Directors, or individual(s) specifically designated by the Board to act on its behalf, to change or discontinue the Plan at any time.  Notwithstanding any other provision of this Plan, it is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any Participant or Beneficiary under Code Section 409A and Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, "Section 409A"). This Plan and any amendments hereto shall be interpreted to that end and (1) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (2) the Company shall take any corrective action reasonably within its control that is necessary to avoid such adverse tax consequences.  No amendments shall divest otherwise vested rights of Participants or their Beneficiaries.

The Plan may be terminated only under the following circumstances:

(a)
The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court, provided that Treasury Regulations Section 1.409A-3(j)(4)(ix)(A) is complied with.

(b)
Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Treasury Regulations §1.409A-3(i)(5)) provided that Treasury Regulations §1.409A-3(j)(4)(ix)(B) is complied with.

(c)
The Company may in its discretion terminate this Plan, provided, (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Section 1.409A-1(c) of the Treasury Regulations if the same Employee participated in all of the arrangements are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; and (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Employer does not adopt a new arrangement that would be aggregated under Section 1.409A-1(c) of the Treasury Regulations if the same

Employee participated in both arrangements, at any time within three years following the date of termination of the arrangement.

10.05 Non-Assignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Plan, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, contracts, liabilities, torts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.06 Offset.  If at the time benefit payments are to be made under the Plan, the Participant, the Participant’s Beneficiary or both are indebted to the Employer, then the payments remaining to be made to the Participant, the Participant’s Beneficiary or both, may, at the Committee’s discretion, be reduced by the amount of such indebtedness.

10.07 Governing Law.  The Plan will be construed, administered and enforced according to Code Section 409A and related Internal Revenue Service guidelines, ERISA, and to the extent not preempted thereby, the laws of the State of Arizona.

Executed in New Orleans, Louisiana this 29th day of December, 2008.

WITNESSES:                                                                                 Freeport-McMoRan Copper & Gold Inc.

/s/ signed

/s/ signed
                                        /s/ Dean T. Falgoust
Dean T. Falgoust
Vice-President

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned Notary Public, personally came and appeared DEAN T. FALGOUST who, being by me sworn, did depose and state that he signed the foregoing Amendment to the Freeport-McMoRan Copper & Gold Inc. Supplemental Executive Capital Accumulation Plan as a free act and deed on behalf of Freeport-McMoRan Copper & Gold Inc. for the purposes therein set forth.

            /s/ Dean T. Falgoust
Dean T. Falgoust
Vice-President

SWORN TO AND SUBSCRIBED
BEFORE ME THIS 29th DAY
OF DECEMBER, 2008.

/s/ signed
NOTARY PUBLIC
My Commission Expires:  _________